Exhibit 4.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

PENN ENTERTAINMENT, INC.

and

ESPN, INC.

Dated as of August 8, 2023

i

ii

INVESTMENT AGREEMENT, dated as of August 8, 2023 (this “Agreement”), by and between PENN Entertainment, Inc., a Pennsylvania corporation (the “Company”), and ESPN, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, concurrently with entry into this Agreement, the Company and the Purchaser are entering into that certain Sportsbook Agreement setting forth the terms and conditions of a relationship between the Company and the Purchaser with respect to sports betting (the “Commercial Agreement”); and

WHEREAS, in consideration for entry into the Commercial Agreement by the Purchaser and the performance of services by the Purchaser thereunder, the Company desires to issue and deliver to the Purchaser, and the Purchaser desires to receive from the Company, pursuant to the terms and conditions set forth in this Agreement, (a) at the Initial Closing, warrants to purchase 31,828,834 shares (subject to adjustment in accordance with the terms of such warrants) of Common Stock (subject to the Company’s right, at its sole and absolute discretion, to effect settlement via a Total Cash Settlement or a Mixed Cash/Stock Settlement) in the form attached hereto as Annex I (the “Initial Warrants”) and (b) following the Initial Closing, certain additional warrants to purchase shares (subject to adjustment in accordance with the terms of such warrants) of Common Stock (subject to the Company’s right, at its sole and absolute discretion, to effect settlement via a Total Cash Settlement or a Mixed Cash/Stock Settlement) in the form attached hereto as Annex I if certain performance metrics set forth in this Agreement are met (the “Bonus Warrants”, and, together with the Initial Warrants, the “Warrants”, and the shares of Common Stock underlying the Warrants, the “Warrant Shares”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01      Definitions.

(a)            As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“80% Beneficial Ownership Requirement” means, as of the applicable time of determination, that the Purchaser, TWDC or any of their respective Affiliates continue to beneficially own at all times outstanding Warrants and/or shares of Common Stock that represent in the aggregate and on an as exercised basis, at least 25,463,067 shares of Common Stock; provided that with respect to any outstanding Warrant, the holder of such Warrant will be deemed to beneficially own the number of Warrant Shares underlying the unexercised portion of such Warrant, whether or not vested, assuming that such Warrant is exercised via cash payment of the exercise price (and not pursuant to Section 2(c) of such Warrant) and settlement entirely in shares of Common Stock; provided, further, that any Warrants or shares of Common Stock that are beneficially owned by TWDC or any of its Subsidiaries shall be disregarded and no longer included in such calculation if the Purchaser is not a direct or indirect Subsidiary of TWDC; provided, however, that the parties may mutually agree to amend the definition of “80% Beneficial Ownership Requirement” in connection with the exercise of any Warrant (or a portion thereof) through a settlement method that is not contemplated by Section 2(c) of such Warrant (and, for the avoidance of doubt, any such settlement method shall be mutually agreed to by the parties in accordance with Section 2(b) of such Warrant).

“Action” means legal, regulatory or administrative proceeding, suit, investigation, arbitration or action.

“Affiliate” means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of Purchaser or any of its Affiliates. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Average Market Share” means with respect to any Market Share Test Date, the percentage equal to (i) the aggregate sum of the Gross Gaming Revenue of the Sportsbook while branded as “ESPN Bet” reported by the Company to each Operational State Authority on or most recently prior to such Market Share Test Date divided by (ii) the aggregate sum of the total Gross Gaming Revenue of online sports betting from all operators published or reported by each Operational State Authority on or most recently prior to the Market Share Test Date.

Any Person shall be deemed to “beneficially own”, or to have “beneficial ownership” of, any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Change of Control” means the occurrence of one or more of the following, whether in a single transaction or a series of related transactions: (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), which as of the date of this Agreement is not the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock, in each case other than as a result of a transaction in which (A) the holders of securities that represented 100% of the Company’s Voting Stock immediately prior to such transaction constitute the holders of securities that represent a majority of the voting power of the Voting Stock of the surviving Person or its parent entity immediately following such transaction or (B) the holders of securities that represented 100% of the Company’s Voting Stock immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its parent entity in substantially the same proportion to each other as immediately prior to such transaction and (ii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer or lease of all or substantially all the assets of the Company (in each case, determined on a consolidated basis), to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Company’s Voting Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Company’s Voting Stock immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary of the Company or a Person that becomes a Subsidiary of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended.

“Competition Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state, foreign, and transnational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Competitor” means any Person with a principal line of business in Gaming Activities.

“Director Ownership Requirements” means any requirements pursuant to stock ownership guidelines applicable to the directors of the Company which require directors to own Common Stock or other securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchangeable Shares” means the shares in the capital of 1317774 B.C. Ltd., a British Columbia corporation that were issued prior to the date of this Agreement in accordance with the TheScore Arrangement Agreement and are exchangeable for shares of Common Stock.

“Fall-Away of Purchaser Board Rights” means the earliest to occur of: (i) with respect to the Purchaser’s right to appoint the Purchaser Director, the first day on which the 80% Beneficial Ownership Requirement is not satisfied, (ii) the Purchaser or any of its Affiliates becoming or acquiring control of a Competitor and (iii) the termination or notice of termination of the Commercial Agreement.

“Fraud” means actual and intentional fraud, it being understood and agreed that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Gaming Activities” means, collectively, (i) Sports Betting, (ii) iGaming and (iii) Retail Gaming. For purposes of clarity, free-to-play games are expressly excluded from this definition.

“Gaming Authorities” means any Governmental Authority with regulatory control and authority or jurisdiction over the conduct of Gaming Activities or the ownership, operation, management or development of any Gaming Activity operations.

“Gaming Law” means any Law or Judgment governing or relating to the conduct of Gaming Activities or the ownership, operation, management or development of any Gaming Activities, including the rules, regulations, policies, interpretations and orders of any Gaming Authority.

“Gaming Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct, operation or management of Gaming Activities by any Person or the ownership by any Person of any interest in an entity that conducts, operates or manages or may in the future conduct, operate or manage any Gaming Activities.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign, tribal or multinational.

“Gross Gaming Revenue” means the sum of all customer wagers (including the amount of all promotional credits wagered by such customers) minus all winnings paid to such customers on such wagers, or the most similar metric reported by a given Operational State Authority (i) during the six (6) most recent monthly reporting periods of such Operational State Authority immediately preceding the date of the applicable Market Share Test Date or, (ii) if the Sportsbook branded as “ESPN Bet” has been live for less than the six (6) most recent monthly reporting periods of such Operational State Authority, then such number of monthly reporting periods that the Sportsbook has been live in such Operational State.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“iGaming” has the meaning ascribed to such term in the Commercial Agreement.

“Interactive Segment” means the Company’s interactive segment as of the date of this Agreement, and any segment to the extent that it succeeds to all or any portion of such segment.

“Investment Documents” means this Agreement, the Warrants and the Registration Rights Agreement.

“Judgment” means any order, judgment, injunction, ruling, writ, injunction or decree of any Governmental Authority.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(i) of the Company Disclosure Letter.

“Law” means all foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, authorization or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liens” means any mortgage, pledge, lien, charge, encumbrance, security interest or similar restriction.

“Lookback Date” means January 1, 2021.

“Market Share Test Date” shall mean the last day of each calendar month.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate or (2) the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or related to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of the Investment Documents, the Commercial Agreement or the consummation of the transactions contemplated therein (including the Transactions), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, partners, employees or regulators (provided that this clause (B)(2) shall not apply to any representations and warranties set forth in ARTICLE III to the extent the purpose thereof is to address the negotiation, execution or announcement of the Investment Documents, Commercial Agreement or the consummation of the transactions contemplated therein (including the Transactions)), (3) acts of war (whether or not declared), sabotage, terrorism, protests, insurrection, ransomware or malware, military activity, cybercrime, or any escalation or worsening of any such acts, (4) volcanoes, tsunamis, pandemics or disease outbreaks (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement, any other Investment Document, the Commercial Agreement or at the Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal, external or public projections, forecasts, guidance, estimates, milestones, budgets or internal, external or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in the foregoing clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by the foregoing clause (A) and clauses (B)(1) through (6)) is a Material Adverse Effect); provided that any effect, change, event or occurrence referred to in the foregoing clause (A), (B)(1), (B)(3) or (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Mixed Cash/Stock Settlement” has the meaning ascribed to such term in the Warrant.

“Operational State” means each state where the Sportsbook is live and is branded “ESPN Bet” on the applicable Market Share Test Date during the Commercial Agreement Term.

“Operational State Authority” means the Gaming Authority of each Operational State.

“PBCL” means the Pennsylvania Business Corporation Law, as amended, supplemented or restated from time to time.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchaser Designee” means an individual designated in writing by the Purchaser for (i) election to the Board or (ii) appointment as a non-voting observer, as the case may be, pursuant to Section 5.09.

“Purchaser Director” means a member of the Board who was appointed or elected to the Board as a Purchaser Designee.

“Purchaser Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its material obligations under any of the Investment Documents.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Purchaser, the form of which is set forth as Annex II hereto.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Retail Gaming” has the meaning ascribed to such term in the Commercial Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sports Betting” has the meaning ascribed to such term in the Commercial Agreement.

“Sportsbook” has the meaning ascribed to such term in the Commercial Agreement.

“Standstill Period” means the period beginning on the Initial Closing Date and ending on the earliest of (i) the date that is the latest of three (3) months after the date on which (x) no right to designate a Purchaser Director or a Purchaser Board Observer exists pursuant to Section 5.09, (y) no Purchaser Director or Purchaser Board Observer is serving on the Board and (z) Purchaser and its Affiliates do not beneficially own more than 4.9% of the then outstanding shares of Common Stock; (ii) the Company entering into a definitive written agreement to consummate a Change of Control; (iii) the commencement of a tender offer or exchange offer for a majority of the Common Stock (other than by the Company or its Subsidiaries) and the Company does not recommend against such tender offer or exchange offer within ten (10) Business Days following the commencement of such tender offer or exchange offer; (iv) the occurrence of a Change of Control of the Company and (v) the failure of the stockholders of the Company, upon a vote duly taken thereupon, to elect a Purchaser Director nominated in accordance with Section 5.09 and the Purchaser Director is not otherwise appointed or elected to the Board within ten (10) Business Days thereof.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign tax, fee, levy, duty, tariff, impost and other similar charge imposed by any Governmental Authority, including any tax or other similar charge on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding, ad valorem, stamp, transfer or value added tax; license, registration and documentation fee; and customs duty, tariff and similar charge, in each case, together with any interest, penalty or addition to tax imposed by any Governmental Authority in respect thereof.

“TheScore Arrangement Agreement” means the Arrangement Agreement, dated as of August 4, 2021, as amended by Amendment No. 1, dated as of September 10, 2021, by and between Score Media and Gaming Inc., 1317774 B.C. Ltd. and the Company.

“Total Cash Settlement” has the meaning ascribed to such term in the Warrant.

“Total Stock Settlement” has the meaning ascribed to such term in the Warrant.

“Transactions” means the Initial Issuance, the Subsequent Issuances and the other transactions expressly contemplated by this Agreement and the other Investment Documents, including the exercise by the Purchaser of any Warrant.

“Transfer” by any Person means for such Person to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest (including any voting interest) in any securities beneficially owned by such Person; provided that, notwithstanding anything to the contrary in this Agreement, a “Transfer” shall not include: (i) the exercise of Warrants pursuant to their terms; (ii) the redemption or other acquisition of Common Stock or Warrants by the Company or (iii) the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer of the equity securities of Purchaser, or any of its direct or indirect parent entities.

“TWDC” means The Walt Disney Company, a Delaware corporation.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.

“Unsuitable Person” means a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License unless such request for withdrawal was granted by the relevant Gaming Authority, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to own or control any shares of capital stock of the Company, (iv) is determined by a Gaming Authority to be unsuitable to be affiliated, associated or involved with a Person engaged in any Gaming Activities, (v) causes any Gaming License of the Company or any of its Subsidiaries, to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority or (vi) is deemed by the Board, in good faith, to reasonably be expected to (A) preclude or delay, impede, impair, threaten or jeopardize any Gaming License held by the Company or any of its Subsidiaries, or the Company’s or any of its Subsidiaries’, application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, or (B) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Company or any of its Subsidiaries.

“Vendor Type Registration” has the meaning ascribed to such term in the Commercial Agreement.

“Voting Stock” means, with respect to any Person, all capital stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“Warrant Consideration” has the meaning ascribed to such term in the Warrant.

(b)            In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
ACT	5.08	(a)
Agreement	Preamble
Announcement	5.03
Anti-Corruption Laws	3.12	(b)
Anti-Takeover Provisions	3.13	(a)
Average Market Share Report	2.02	(d)
Balance Sheet Date	3.02
Bankruptcy and Equity Exception	3.04	(a)
Bonus Warrants	Recitals
Commercial Agreement	Recitals
Commercial Agreement Term	2.02	(a)
Company	Preamble
Company Disclosure Letter	Article III
Confidential Information	5.04
Convertible Notes	3.10
Director Indemnitors	5.09	(i)
Disqualification Event	5.09	(e)
Filed SEC Documents	Article III
First Bonus Warrant	2.02	(a)
Infringe	3.15
Initial Closing	2.03	(a)
Initial Closing Date	2.03	(a)
Initial Issuance	2.03	(a)
Initial Warrants	Recitals
IRS	2.03	(b)(ii)
Measurement Date	3.10
Non-Recourse Party	6.06	(b)
OFAC	3.12	(c)
Permitted Purpose	5.04
Purchaser	Preamble
Purchaser Board Observer	5.09	(a)
Sanctions	3.12	(c)
Second Bonus Warrant	2.02	(b)
Subsequent Closing	2.04
Subsequent Issuance	2.04
Third Bonus Warrant	2.02	(c)
Tranche A Warrant	2.01	(a)
Tranche B Warrant	2.01	(b)
Tranche C Warrant	2.01	(c)
Transfer Tax	5.14	(c)
Warrant Shares	Recitals
Warrants	Recitals

ARTICLE II

Initial Warrants; Bonus Warrants; Closing; Vesting

Section 2.01      Initial Warrants. The Initial Warrants shall be issued as three (3) separate Warrants in accordance with Section 2.03 with the following terms:

(a)            Tranche A Warrant. The Company shall issue and deliver to the Purchaser a Warrant to purchase 12,710,438 shares (subject to adjustment in accordance with the terms of such Warrant) of Common Stock with an expiration date of February 8, 2033 and an initial exercise price of $26.08 (the “Tranche A Warrant”).

(b)            Tranche B Warrant. The Company shall issue and deliver to the Purchaser a Warrant to purchase 12,803,726 shares (subject to adjustment in accordance with the terms of such Warrant) of Common Stock with an expiration date of February 8, 2034 and an initial exercise price of $29.99 (the “Tranche B Warrant”).

(c)            Tranche C Warrant. The Company shall issue and deliver to the Purchaser a Warrant to purchase 6,314,670 shares (subject to adjustment in accordance with the terms of such Warrant) of Common Stock with an expiration date of February 8, 2035 and an initial exercise price of $32.60 (the “Tranche C Warrant”).

Section 2.02      Bonus Warrants.

(a)            First Bonus Warrant. If after February 29, 2024 and during the term of the Commercial Agreement (the “Commercial Agreement Term”) (or at such time provided in Section 2.05(b)) the Company achieves an Average Market Share as reported pursuant to Section 2.02(d) equal to 20.0% or more for three (3) consecutive months, the Company shall issue and deliver to the Purchaser in accordance with Section 2.04 a Bonus Warrant to purchase 1,909,730 shares (subject to adjustment in accordance with the terms of such Bonus Warrant) of Common Stock with an expiration date of the one-hundred-and-twenty-six (126)-month anniversary of the date of issuance of such Bonus Warrant and an initial exercise price of $28.95 (the “First Bonus Warrant”).

(b)            Second Bonus Warrant. If after February 29, 2024 and during the Commercial Agreement Term (or at such time provided in Section 2.05(b)) the Company achieves an Average Market Share as reported pursuant to Section 2.02(d) equal to 22.5% or more for three (3) consecutive months, the Company shall issue and deliver to the Purchaser in accordance with Section 2.04 a Bonus Warrant to purchase 1,909,730 shares (subject to adjustment in accordance with the terms of such Bonus Warrant) of Common Stock with an expiration date of the one-hundred-and-twenty-six (126)-month anniversary of the date of issuance of such Bonus Warrant and an initial exercise price of $28.95 (the “Second Bonus Warrant”).

(c)            Third Bonus Warrant. If after February 29, 2024 and during the Commercial Agreement Term (or at such time provided in Section 2.05(b)) the Company achieves an Average Market Share as reported pursuant to Section 2.02(d) equal to 25.0% or more for three (3) consecutive months, the Company shall issue and deliver to the Purchaser in accordance with Section 2.04 a Bonus Warrant to purchase 2,546,307 shares (subject to adjustment in accordance with the terms of such Bonus Warrant) of Common Stock with an expiration date of the one-hundred-and-twenty-six (126)-month anniversary of the date of issuance of such Bonus Warrant and an initial exercise price of $28.95 (the “Third Bonus Warrant”).

(d)            Average Market Share Reporting. Commencing on February 29, 2024, no later than ten (10) days following each Market Share Test Date, the Company shall provide the Purchaser with a calculation of the Average Market Share (the “Average Market Share Report”). If any Operational State Authority ceases to report Gross Gaming Revenue, the parties hereto shall negotiate in good faith to agree on an alternative basis to calculate the Average Market Share for such jurisdiction so as to effect the original intent of this Section 2.02 as closely as possible.

Section 2.03      Initial Closing.

(a)            On the terms of this Agreement, the closing (the “Initial Closing”) of the issuance of the Initial Warrants (the “Initial Issuance”) shall occur on the date hereof (the “Initial Closing Date”), simultaneously with the execution of this Agreement, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts).

(b)            At the Initial Closing:

(i)            the Company shall deliver to the Purchaser (1) the Initial Warrants free and clear of all Liens, except restrictions on transfer imposed by the Company Charter Documents, the Securities Act, the Initial Warrants, Section 5.07 and any applicable securities Laws and (2) the Registration Rights Agreement, duly executed by the Company; and

(ii)            the Purchaser shall (1) deliver to the Company the Registration Rights Agreement, duly executed by the Purchaser and (2) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 from the Purchaser, certifying that such Purchaser is a U.S. Person.

Section 2.04      Subsequent Closings. On the terms of this Agreement, the closing (each, a “Subsequent Closing”) of the issuance of any Bonus Warrant (each, a “Subsequent Issuance”) shall occur on the fifth (5th) Business Day following the date on which the Purchaser receives the Average Market Share Report indicating that the applicable Average Market Share threshold was satisfied at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts). At any Subsequent Closing, the Company shall deliver to the Purchaser the applicable Bonus Warrants free and clear of all Liens, except restrictions on transfer imposed by the Company Charter Documents, the Securities Act, the Bonus Warrants, Section 5.07 and any applicable securities Laws. At each Subsequent Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed IRS Form W-9 from the Purchaser, certifying that such Purchaser is a U.S. Person.

Section 2.05      Vesting.

(a)            Initial Warrant. The Initial Warrants shall be entirely unvested as of the Initial Closing. 2.5% of each Initial Warrant shall vest on each November 8, February 8, May 8 and August 8 (excluding, for the avoidance of doubt, August 8, 2023); provided that any remaining unvested portion of the Tranche A Warrant shall vest on August 8, 2032. Notwithstanding the foregoing, (i) if the Commercial Agreement is terminated by the Purchaser pursuant to Section 19(A) or 19(B)(2) of the Commercial Agreement (the date of termination of the Commercial Agreement for any reason, the “Commercial Agreement Termination Date”), then all unvested Initial Warrants shall immediately vest upon such termination and as of the Commercial Agreement Termination Date and (ii) if the Commercial Agreement terminates for any reason other than the circumstance described in clause (i), then the unvested portion of the Initial Warrants as of the Commercial Agreement Termination Date shall immediately and automatically be forfeited and canceled for no consideration without any further action required by the Company or the Purchaser; provided that if the Commercial Agreement terminates on November 7, February 7, May 7 or August 7, all Initial Warrants scheduled to vest on the following day shall still vest as scheduled.

(b)            Bonus Warrant. Each Bonus Warrant shall be fully vested upon issuance. Notwithstanding anything to the contrary set forth in Section 2.02, if the Commercial Agreement terminates for any reason and if the Purchaser has earned any Bonus Warrant(s) pursuant to Section 2.02 with respect to any Market Share Test Date preceding the Commercial Agreement Termination Date but the applicable Subsequent Closing has not yet occurred, the Company shall issue such Bonus Warrant(s) to the Purchaser in accordance with Section 2.04 notwithstanding the termination of the Commercial Agreement and, for the avoidance of doubt, such Bonus Warrant(s) shall be deemed fully vested upon issuance.

(c)            Exercise. All Warrants shall be exercisable in accordance with the terms of such Warrant to the extent, and only to the extent, vested. The holder of any Warrant shall not have the right to exercise a Warrant with respect to the unvested portion of such Warrant and the Company shall have no obligation to issue or transfer, and the holder of each Warrant shall have no right to receive, the unvested portion of any Warrant Consideration underlying any Warrants.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser as of the date hereof (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or publicly furnished by the Company to, the SEC and publicly available on or after the Lookback Date and prior to the date hereof (collectively, the “Filed SEC Documents”), other than any risk factor or similar disclosures in any such Filed SEC Document contained in the “Risk Factors” or “Forward-Looking Statements” section or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof:

Section 3.01      SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)            The Company has filed with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since the Lookback Date (collectively, the “Company SEC Documents”). As of their respective SEC filing dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or SOX (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no event since the Lookback Date giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not yet expired or as to which the applicable Form 8-K has not been publicly filed or furnished (unless such event has otherwise been disclosed to the Purchaser in writing prior to the date hereof).

(b)            The financial statements and the related notes thereto included or incorporated by reference in each of the Filed SEC Documents comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, as applicable, and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and the cash flows for the periods specified; such financial statements have been prepared in conformity in all material respects with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be expressly stated in the related notes thereto or, in the case of unaudited financial statements, as permitted by the SEC and its rules and regulations.

(c)            None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement or arrangement, where the result, purpose or intended effect of such agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Filed SEC Documents (including the financial statements included therein). Except as disclosed in Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected, reserved against or otherwise included or disclosed in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(e)            The Company has designed a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by the Exchange Act. The Company (i) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, regulations and forms, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)            Since the Lookback Date, any material change in internal control over financial reporting required to be disclosed in any Filed SEC Document has been so disclosed.

Section 3.02      Absence of Certain Changes. Since the Balance Sheet Date, through the date of this Agreement, there has not been any Material Adverse Effect.

Section 3.03      Organization; Standing.

(a)            The Company is a corporation duly organized and validly existing under the Laws of the Commonwealth of Pennsylvania, is in good standing in the Commonwealth of Pennsylvania and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. True and complete copies of the Company Charter Documents of the Company are included in the Filed SEC Documents.

(b)            Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, in each case except where the failure would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

Section 3.04      Authority; Noncontravention.

(a)            The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Investment Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Investment Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company or its shareholders (except to the extent approval of the Company’s shareholders is required under applicable NASDAQ rules and regulations for the issuance of any Warrant Shares) is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Investment Documents and the consummation by it of the Transactions. This Agreement and the other Investment Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            Neither the execution and delivery of this Agreement or the other Investment Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or, with or without notice, lapse of time or both, accelerate or increase in any material respect the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except, in the case of clause (ii), any required filings or approvals under Gaming Law, the HSR Act or any other Competition Laws, or NASDAQ rules prior to the issuance of any Warrant Shares upon the exercise of any Warrant in accordance with its terms and, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the Transactions.

Section 3.05      Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, applicable Competition Laws prior to the issuance of any Warrant Shares upon the exercise of any Warrant in accordance with its terms, (b) compliance with any applicable state securities or blue sky Laws and (c) compliance with applicable Gaming Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Investment Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

Section 3.06      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Company or its Subsidiaries.

Section 3.07      Sale of Warrants. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the issuance of the Warrants pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Warrants, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Warrants under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of the Warrants under this Agreement to be integrated with other offerings by the Company.

Section 3.08      Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The NASDAQ Global Select Market, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The NASDAQ Global Select Market, nor has the Company received as of the date of this Agreement any notification that the SEC or The NASDAQ Global Select Market is contemplating terminating such registration or listing.

Section 3.09      Status of Securities. As of the Initial Closing, the shares of Common Stock potentially issuable upon exercise of the Warrants will be, if and when issued, duly authorized by all necessary corporate action on the part of the Company, legally issued, fully paid and non-assessable and issued in compliance with all applicable federal and state securities Laws and will not be subject to any preemptive or similar rights of any other shareholder of the Company, will be free from all taxes and charges (other than income and franchise taxes incurred in connection with the exercise of the Warrants or taxes in respect of any transfer occurring contemporaneously therewith) and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.07 and any applicable securities Laws.

Section 3.10      Capitalization.

(a)            The Company has an authorized capitalization as of the date of this Agreement consisting of 401,000,000 shares, all with a par value of $0.01 per share, consisting of (i) 400,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock. As of August 4, 2023 (the “Measurement Date”), (a) 150,476,958 shares of Common Stock were issued and outstanding, (b) 353.8 shares of preferred stock were issued and outstanding, (c) 13,870,000 shares of Common Stock were reserved for issuance pursuant to the Company’s equity plans and/or equity awards, (d) 560,388 Exchangeable Shares were issued and outstanding and (e) 18,360,815 shares of Common Stock were reserved for issuance upon conversion of the Company’s 2.75% convertible senior notes due 2026 (the “Convertible Notes”). Except as set forth in this Section 3.10 and other than the shares of Common Stock that have become outstanding after the Measurement Date that were reserved for issuance as set forth above: (i) the Company does not have any shares of capital stock of, or other equity or voting interests in, the Company issued or outstanding and (ii) there are no outstanding obligations, subscriptions, options, warrants, puts, calls, rights, phantom equity, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract, agreement, instrument or arrangement to which the Company or any of its Subsidiaries is a party or is otherwise bound obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold or make any payment with respect to, any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or securities or instruments convertible into, exchangeable for or exercisable for, or that correspond to, such shares, or other equity or voting interests in, the Company, (B) grant, extend or enter into any such obligation, subscription, option, warrant, put, call, right, phantom equity, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock of, or other equity or voting interests in, the Company or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned or in any other Person. None of the Company or any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter other than the Convertible Notes.

(b)            There are no outstanding obligations of the Company or any of its Subsidiaries (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. All the outstanding shares of capital stock and other equity or voting interests in the Company and each of its Subsidiaries: (i) have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent applicable), (ii) were not issued in violation of any preemptive or anti-dilutive rights, charter or bylaws or similar organizational documents of the Company or any applicable Law and (iii) with respect to outstanding shares of capital stock and other equity or voting interests in each Subsidiary of the Company, are owned directly or indirectly by the Company, except, (x) with respect to this clause (iii), 317774 B.C. Ltd., a British Columbia corporation, with respect to the Exchangeable Shares and, (y) with respect to outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, where the failure to be so authorized and issued, fully paid and non-assessable, owned directly or indirectly by the Company could not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Transactions. No Subsidiary of the Company owns any shares of capital stock of, or other equity or voting interests in, the Company. Other than as disclosed in the Filed SEC Documents, there are no voting trusts or other agreements, commitments or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

Section 3.11      Litigation. There is no, and since the Lookback Date there has not been any, Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority, except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

Section 3.12      Compliance with Laws; Approvals.

(a)            The Company and each of its Subsidiaries are and since the Lookback Date have been, in compliance with all Laws and Judgments, in each case, that are applicable to the Company or any of its Subsidiaries or their respective assets, properties or businesses, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. Each of the Company and its Subsidiaries holds all Gaming Licenses and other licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Transactions.

(b)            The Company, each of its Subsidiaries, and each of their officers, directors, employees and, to the Knowledge of the Company, agents acting on their behalf is, and since the Lookback Date has been, in compliance in all material respects with (x) the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder, as applicable and (y) any other applicable Law applicable to the Company and its Subsidiaries that address the prevention of corruption, bribery, terrorism, money laundering, fraud or other improper payments (the “Anti-Corruption Laws”), in each case (x) and (y) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of the Company, any of its Subsidiaries or any director, officer, or, to the Knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries, has since the Lookback Date (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense; (ii) made, offered, promised or authorized any direct or indirect unlawful payment or (iii) violated or is in violation of any provision of any Anti-Corruption Laws, in each case (i), (ii) and (iii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c)            The Company, each of its Subsidiaries, and each of their officers, directors, employees and, to the Knowledge of the Company, agents acting on their behalf is, and, since the Lookback Date has been, in compliance with all applicable Law or other financial restrictions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries, or any director, officer, or to the Knowledge of the Company, agent, or employee of the Company or any of its Subsidiaries is currently the subject or the target of any Sanctions, nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with all applicable Anti-Corruption Laws and Sanctions. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any its Subsidiaries with respect to Anti-Corruption Laws or Sanctions is pending or, to the Knowledge of the Company, threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.13      Anti-Takeover Provisions and No Rights Plan.

(a)            The actions taken by the Board to approve this Agreement, the other Investment Documents and the transactions contemplated hereby and thereby constitute all the action necessary to render inapplicable to this Agreement, the other Investment Documents and the other transactions contemplated hereby and thereby, including any share of Common Stock that may be acquired by the Purchaser upon the exercise of the Warrants, the provisions of any potentially applicable antitakeover, control share, fair price, moratorium, interested stockholder or similar Law and any potentially applicable provision of the charter or bylaws or similar organizational documents of the Company or any of its Subsidiaries (collectively, the “Anti-Takeover Provisions”).

(b)            Neither the Company nor any of its Subsidiaries has any “poison pill” or similar stockholder rights plan or agreement in effect as of the date hereof.

Section 3.14      Tax Matters. Except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions: (a) the Company each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax returns required to be filed by any of them, and all such filed Tax returns (taking into account all amendments thereto) are true, complete and accurate, (b) all Taxes imposed on the Company and each of its Subsidiaries that are due (whether or not shown on any Tax return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings and which have been adequately reserved against in accordance with GAAP, (c) no examination or audit of any Tax return of the Company or any of its Subsidiaries or with respect to any Taxes of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or has been threatened in writing and (d) none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

Section 3.15      Intellectual Property; Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the Transactions, (a) the conduct of the businesses of the Company and each of its Subsidiaries do not infringe, misappropriate or otherwise violate (“Infringe”), and since the Lookback Date have not Infringed, the intellectual property rights of any Person, (b) to the Knowledge of the Company, no Person is Infringing or challenging or threatening to challenge the ownership, use, validity or enforceability of any intellectual property owned by the Company or any of its Subsidiaries and (c)since the Lookback Date, there have been no breaches, outages or violations of or unauthorized accesses to the software and systems of the Company and its Subsidiaries (except for those that were resolved without material cost, liability or the duty to notify any Governmental Authority).

Section 3.16      No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Warrants, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 3.17      No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in ARTICLE IV, the Company hereby acknowledges that neither the Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Purchaser or any of its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in ARTICLE IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Company, on behalf of itself and on behalf of its Subsidiaries, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in ARTICLE IV.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company, as of the date hereof:

Section 4.01      Organization; Standing. The Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing under the Laws of the State of Delaware, and is a U.S. Person, and the Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02      Authority; Noncontravention. (a)  The Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Investment Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement and the other Investment Documents and the consummation by the Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of the Purchaser, and no further action, approval or authorization by any of its shareholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the other Investment Documents and the consummation by the Purchaser of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Investment Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of the Purchaser or (ii) violate any Law or Judgment applicable to the Purchaser or any of its Subsidiaries, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03      Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, applicable Competition Laws prior to the issuance of any Warrant Shares upon the exercise of any Warrant in accordance with its terms and (b) compliance with applicable Gaming Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Investment Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04      Ownership of Company Stock. None of the Purchaser or any of its Affiliates owns any capital stock or other securities of the Company.

Section 4.05      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

Section 4.06      Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Purchaser and its Representatives, the Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. The Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to the Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for Fraud in connection with the representations and warranties expressly set forth in ARTICLE III, the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.07      Purchase for Investment. The Purchaser acknowledges that the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants have not been registered under the Securities Act or under any state or other applicable securities Laws. The Purchaser (a) acknowledges that it is acquiring the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Warrants or the Common Stock issuable upon the exercise of the Warrants, except in compliance with this Agreement and the registration requirements of the Securities Act (or any exemption therefrom) and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants indefinitely and (ii) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Warrants and the Common Stock potentially issuable upon the exercise of the Warrants, and to protect its own interest in connection with such investment.

Section 4.08      No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in ARTICLE III, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its Representatives or any information developed by the Purchaser or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in ARTICLE III, will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives, or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Purchaser, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in ARTICLE III. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and its own in-depth analysis of the merits and risks of the Transactions in making its investment decision and, in making its determination to proceed with the Transactions, the Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation and analysis.

Section 4.09      No Other Purchaser Representations or Warranties. Except for the representations and warranties made by the Purchaser in this ARTICLE IV, neither the Purchaser nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Purchaser or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Purchaser in this ARTICLE IV, neither the Purchaser nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Purchaser, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Company or any of its Representatives in the course of its due diligence investigation of the Purchaser, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

ARTICLE V

Additional Agreements

Section 5.01      Regulatory Filings and Consents.

(a)            The Company and the Purchaser acknowledge that one or more filings, notifications, expirations or terminations of waiting periods, waivers, authorizations, approvals, permits, consents, clearances, rulings, findings of suitability or orders under applicable Competition Laws or Gaming Laws may be necessary in connection with, and prior to, the issuance of shares of Common Stock upon exercise of the Warrants in accordance with their terms. The Purchaser will promptly notify the Company if any such filing, notification, expiration or termination of a waiting period, waiver, authorization, approval, permit, consent, clearance, ruling, finding of suitability or order is required in connection with any such exercise. To the extent requested by the Purchaser, the Company shall, and shall cause its Affiliates to use reasonable best efforts to obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby or by the Warrants (including the exercise of such Warrants) as soon as reasonably practicable; provided that, subject to the Company’s compliance with its obligations under this Agreement and the Warrants, the Company shall not have any responsibility or liability for failure of the Purchaser or any of its Affiliates to comply with any applicable Competition Law or Gaming Law or to obtain any required consents, expirations or terminations, waivers, authorizations, approvals, permits, consents, clearances, rulings, findings of suitability or orders. The Purchaser and the Company shall each be responsible for the payment of one-half of all filing fees associated with any such applications or filings (provided, that if the application or filing would not have been required in connection with the applicable exercise of Warrants had the Purchaser and its Affiliates beneficially owned only Warrants acquired under this Agreement (or Warrant Shares issued upon exercise of Warrants), the Purchaser shall be responsible for 100% of such filing fees).

(b)            Each of the Company and the Purchaser shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby or by the Warrants (including the exercise of the Warrants) and each party shall keep the other party apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. The Company and the Purchaser shall have the right to review in advance and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby or by the Warrants (including the exercise of the Warrants) and each party agrees to in good faith consider and reasonably accept comments of the other party thereon. The Company and the Purchaser shall promptly furnish to each other copies of all such filings and written materials; provided, however, that each party may, as it deems advisable and necessary, redact materials to protect competitively sensitive information or information concerning valuation, or as necessary to address reasonable attorney client, attorney work product or other privilege concerns and reasonably designate any competitively sensitive material provided to the other parties under this Section 5.01(b) as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless written permission is obtained in advance from the party providing the materials). The Company and the Purchaser shall promptly advise each other upon receiving any communication from any Governmental Authority with respect to any consent, approval, authorization or waiver that is required to consummate the transactions contemplated hereby or by the Warrants (including the exercise of the Warrants), including promptly furnishing each other copies of any written or electronic communication and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. Except to the extent relating to or, in the such party’s reasonable determination, reasonably likely to relate to any Gaming Licenses or applications for Gaming Licenses by the Company or its Affiliates, or by the Purchaser or its Affiliates, or any calls or communications initiated by any Gaming Authorities to the Company or its Affiliates or the Purchaser or its Affiliates, as applicable, the Company shall not, and shall cause its Affiliates not to, and the Purchaser shall not, and shall cause its Affiliates not to, permit any of their respective directors, officers, employees, or any other Representatives to participate in any meeting (whether in-person, by telephone, video meeting, or otherwise) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby or by the Warrants (including the exercise of such Warrants) unless it consults with the other in advance and gives the other party the reasonable opportunity to attend and participate thereat (unless such attendance is prohibited by the applicable Governmental Authority).

(c)            Notwithstanding anything in this Agreement to the contrary, if at any time (i) the terms of the Investment Documents, (ii) the Purchaser’s receipt or holding of the Warrants or (iii) after the Purchaser represents in good faith that it intends to exercise any Warrant no less than thirty (30) days from the date of such representation in a sufficient amount to trigger the requirement for such Gaming Licenses, the Purchaser’s receipt or holding of the Warrant Shares in such amount, would reasonably be anticipated to result in the Purchaser or its Affiliates being required to obtain a level of Gaming Licenses that is more burdensome or robust in any material respect than that of a Vendor Type Registration, as reasonably determined by the Purchaser, the parties shall negotiate in good faith to agree on a fair and reasonable modification or exchange of such Warrants, Warrant Shares or the terms of the Investment Documents to such extent as is necessary to obviate the requirement to obtain such Gaming Licenses.

Section 5.02      Corporate Actions. At any time that the Warrants remain outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrants then outstanding.

Section 5.03      Public Disclosure. The Purchaser and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Investment Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Investment Documents, the Commercial Agreement or the Transactions.

Section 5.04      Confidentiality. The Purchaser will, and will cause its Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement or any other Investment Document, including any such information provided pursuant to Section 5.09(f) or Section 5.09(i) or (y) pursuant to the non-disclosure agreement, effective as of January 1, 2023, by and between ESPN Enterprises, Inc. and the Company (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.04 or any other duty or contractual obligation to the Company or any of its Affiliates, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source was not, to the Purchaser’s knowledge, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives; provided that such information is not, to the Purchaser’s knowledge, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. The Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the Purchaser’s Affiliates and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who has an employment, advisory, agency, director or officer relationship with a Competitor, (ii) to its shareholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), (iii) if the Company ceases to have any securities registered under the Exchange Act, to prospective transferees of the Warrants and respective Representatives pursuant to customary confidentiality arrangements in a form reasonably satisfactory to the Company, and (iv) in the event that the Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure at the Company’s sole cost and expense (in which case the Purchaser shall use reasonable efforts to assist the Company in this respect) and the Purchaser, its Affiliates and its and their respective Representatives, as applicable, shall then be permitted to disclose only that portion of the Confidential Information that is legally required to be disclosed.

Section 5.05      NASDAQ Listing of Shares. Assuming a Total Stock Settlement or Mixed Cash/Stock Settlement, the Company shall promptly apply to cause the aggregate number of Warrant Shares (after giving effect to Section 2(a)(ii) of the Warrants) issuable under the Initial Warrants to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance. From time to time following the Initial Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Warrants (assuming a Total Stock Settlement or Mixed Cash/Stock Settlement) to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.06      Standstill. The Purchaser agrees that during the Standstill Period, without the prior written approval of the Board (excluding the Purchaser Director), the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:

(a)            acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such securities or any indebtedness of the Company and its Subsidiaries (but in any case excluding (i) issuances by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) to the Purchaser Director as compensation for their membership on the Board, (ii) issuances by the Company of Warrant Shares pursuant to any exercise of the Warrants in accordance with their terms and (iii) acquisitions of shares of Common Stock so long as Purchaser and its Affiliates collectively beneficially own less than 15.0% of the outstanding shares of Common Stock; provided that for purposes of this clause (iii) Purchaser shall be deemed to beneficially own all Warrant Shares underlying all outstanding Warrants, whether or not vested, assuming that all outstanding Warrants are exercised via cash payment of the exercise price (and not pursuant to Section 2(c) of the Warrant) and settlement entirely in shares of Common Stock);

(b)            make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s shareholders or initiate any shareholder proposal for action by the Company’s shareholders, or other than with respect to the Purchaser Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c)            make any public announcement with respect to, or publicly offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of any material assets of the Company or its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that the Purchaser may make confidential proposals to the Board regarding mergers, consolidations or other business combinations with the Company or a purchase of any of the Company’s material assets so long as such proposals would not reasonably be expected to require any public disclosure by any Person;

(d)            otherwise act, alone or in concert with others, to control or seek to control management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than the Purchaser Director acting in his or her capacity as a member of the Board or voting at a meeting of the Company’s shareholders);

(e)            make any public proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f)            knowingly advise, knowingly assist, knowingly encourage or direct any Person to do, or to knowingly advise, knowingly assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(g)            take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.06;

(h)            enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to the Company or any of its Subsidiaries or any securities of the Company or of any of its Subsidiaries or otherwise in connection with any of the foregoing;

(i)            request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.06; or

(j)            contest the validity of this Section 5.06 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.06;

provided that (x) nothing in this Section 5.06 will limit the ability of (1) the Purchaser to vote any voting securities of the Company or any of its Subsidiaries in the Purchaser’s sole discretion; (2) the Purchaser to communicate directly on a non-public basis with any executive officer of the Company or any member of the Board (so long as the manner or content of any such communication would not reasonably be expected to require any public disclosure by any Person) or (3) the Purchaser Director to vote or otherwise exercise his or her legal duties in his or her capacity as a member of the Board and (y) this Section 5.06 shall not apply to pension funds and retirement plans of the Purchaser, The Walt Disney Company or any of their respective Subsidiaries so long as such pension fund or retirement plan is not acting at the direction of or otherwise in concert with the Purchaser, The Walt Disney Company or any of their respective Subsidiaries.

Section 5.07      Transfer Restrictions.

(a)            Subject to Sections 5.01, 5.07(b), 5.07(c), 5.07(d), 5.07(e) and 5.07(f) and, in the case of any Warrant, the terms and conditions of such Warrant, the Purchaser shall be permitted to Transfer any portion or all of the Warrants or Warrant Shares, at any time.

(b)            Notwithstanding Section 5.07(a), the Purchaser shall not at any time (without the prior written consent of the Board (excluding the Purchaser Director)) Transfer any Warrants (or any portion thereof) or Warrant Shares:

(i)            to any Person that is known by the Purchaser, after due inquiry, to be (1) a Competitor, or (2) a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of Persons who would beneficially own, after giving effect to such proposed Transfer, 9.9% or more of the Common Stock then outstanding; or

(ii)            in an aggregate amount in excess of 2.5% of the Common Stock then outstanding in any calendar quarter (in the case of a Transfer of a Warrant, based on the number of Warrant Shares issuable upon exercise of the Warrant assuming exercise via cash payment of the exercise price (and not pursuant to Section 2(c) of the Warrant) and settlement entirely in shares of Common Stock); provided that this Section 5.07(b)(ii) shall not restrict any Transfer that is required (but solely to the extent of such requirement) to reduce the Purchaser’s ownership interest in the Company’s shares of Common Stock to a level sufficient to enable the Purchaser to avoid the need to obtain any required Gaming License or approval, consent or authorization under any Gaming Law;

provided that nothing in this Section 5.07(b) will restrict (x) the ability of the Purchaser to Transfer any portion or all of the Warrants or Warrant Shares to any of the Purchaser’s Affiliates, subject to compliance with applicable Law and Section 5.07(c) or to the Company or any of its Subsidiaries or (y) any Transfer into the public market pursuant to a broadly distributed underwritten public offering made pursuant to the Registration Rights Agreement.

(c)            Notwithstanding Section 5.07(a), prior to any Transfer to any Affiliate of the Purchaser, the transferee shall agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement, including all terms, conditions and obligations applicable to the Purchaser, and the transferee and the transferor shall agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) that the transferee shall Transfer the Warrants and/or Warrant Shares so Transferred back to the transferor at or before such time as the transferee ceases to be an Affiliate of the transferor.

(d)            Notwithstanding Section 5.07(a), the Purchaser shall not make any short sale of, grant any option for the purchase of, or enter into any sale, repurchase agreement, other monetization transaction, swap, short sale, forward, option, hedging or other transaction or arrangement which would result in reducing or eliminating the economic consequences of ownership of any Warrants or any shares of Common Stock or any other capital stock of the Company, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Warrants, the Common Stock or any other capital stock of the Company.

(e)            Any Transfer of any Warrant or Warrant Shares shall be subject to and conditional upon the prior making and receipt of any and all filings, notifications, expirations or terminations of waiting periods, waivers, authorizations, approvals, permits, consents, clearances, rulings, findings of suitability or orders under any applicable Competition Laws and Gaming Laws, and any and all Gaming Licenses, in each case necessary in connection with the Transfer of the Warrant or Warrant Shares.

(f)            The Purchaser acknowledges that it will not offer, sell or otherwise dispose of any Warrant or Warrant Shares except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities Laws.

(g)            Any Transfer or attempted Transfer in violation of this Section 5.07 shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

Section 5.08      Legend. (a)  All certificates or other instruments representing the Warrants or Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 8, 2023, AND WARRANT INSTRUMENT, DATED AS OF [_____], COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)            Upon request of the Purchaser and receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for any Warrant or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

Section 5.09      Director and Observer Rights.

(a)            Subject to Section 5.09(e), at the written request of the Purchaser prior to the Fall-Away of Purchaser Board Rights and if as of such time no Purchaser Director is then in office, the Board shall take all action necessary to cause one (1) Purchaser Designee to be appointed as a non-voting observer of the Board (the “Purchaser Board Observer”). Subject to Section 5.09(e), the Purchaser Board Observer shall be permitted to attend, strictly as an observer, such portions of the meetings of the Board relating to the Interactive Segment, and notices of all regular and special meetings of the Board relating to the Interactive Segment and material information (including notices, minutes, consents and other materials) delivered to the Board relating to the Interactive Segment shall be delivered to the Purchaser Board Observer at substantially the same time as delivered to other non-executive directors. The Purchaser Board Observer shall not have any voting rights with respect to any matters considered or determined by the Board or any committee thereof, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Purchaser Board Observer. Any action taken by the Board at any meeting will not be invalidated by the absence of the Purchaser Board Observer at such meeting.

(b)            Subject to Section 5.09(e), at the written request of the Purchaser following August 8, 2026 and prior to the Fall-Away of Purchaser Board Rights and in lieu of the Purchaser Board Observer, the Board shall take all action necessary to cause one (1) Purchaser Designee to be appointed as a member of the Board as promptly as reasonably practicable following such request. Subject to Section 5.09(e) and until the occurrence of the Fall-Away of Purchaser Board Rights, at each annual meeting of the Company’s shareholders, the Company will at the written request of the Purchaser nominate and use its reasonable best efforts to cause the election to the Board of a slate of directors that includes one Purchaser Designee.

(c)            Upon the appointment or election of the Purchaser Director, the Purchaser Board Observer shall immediately resign, and the Purchaser shall cause the Purchaser Board Observer to immediately resign, as a non-voting observer. Upon the occurrence of the Fall-Away of Purchaser Board Rights and unless otherwise requested in writing by the Company in its sole and absolute discretion, the Purchaser Director or the Purchaser Board Observer, as applicable, shall immediately resign, and the Purchaser shall cause the Purchaser Director or the Purchaser Board Observer, as applicable, to immediately resign, from the Board (or as a non-voting observer, as applicable) effective as of the date of the Fall-Away of Purchaser Board Rights, and the Purchaser shall no longer have any rights under this Section 5.09, including, any designation and/or nomination rights under Section 5.09(a) or Section 5.09(b).

(d)            Each Purchaser Director and Purchaser Board Observer shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon (i) delivery of a request for resignation by the Purchaser, (ii) the Fall-Away of Purchaser Board Rights or (iii) a Disqualification Event (as defined below). Until the occurrence of the Fall-Away of Purchaser Board Rights, in the event of the death, disability, resignation or removal of the Purchaser Director as a member of the Board or of the Purchaser Board Observer as non-voting observer to the Board (other than on account of the appointment or election of the Purchaser Director), the Purchaser may designate a Purchaser Designee to replace such Purchaser Director or Purchaser Board Observer (as applicable) and, subject to Section 5.09(e) and any applicable provisions of the PBCL, the Company shall take such action as is necessary to cause such Purchaser Designee to be appointed to the Board or as the Purchaser Board Observer, as applicable.

(e)            The Company’s obligations with respect to the Purchaser Director and the Purchaser Board Observer pursuant to this Section 5.09 shall in each case be subject to (i) such Purchaser Designee’s and such Purchaser Director or Purchaser Board Observer’s (as applicable) satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company, (ii) such Purchaser Designee and such Purchaser Director or Purchaser Board Observer (as applicable) meeting all independence requirements of The NASDAQ Global Select Market (other than heightened committee standards); (iii) such Purchaser Designee and Purchaser Director or Purchaser Board Observer (as applicable) not being or becoming a Representative of a Competitor; and (iv) the making and receipt of any and all filings, notifications, expirations of waiting periods, waivers, authorizations, approvals, permits, consents, rulings, findings of suitability or orders required under any applicable Gaming Law and the receipt of any and all required Gaming Licenses. The Purchaser will cause each Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as any Gaming Authority may request or the Board may reasonably request in order to determine such Purchaser Designee’s eligibility and qualification to serve or continue to serve as contemplated hereunder. No Purchaser Designee shall be eligible to serve as a director or board observer if he or she (x) is an Unsuitable Person, (y) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act or (z) is subject to any Judgment prohibiting service as a director of any public company. In the event that a Purchaser Director or a or Purchaser Board Observer no longer satisfies all the requirements set forth in (1) the immediately preceding sentence and (2) the first sentence of this Section 5.09(e) (a “Disqualification Event”), the Purchaser Director or Purchaser Board Observer (as applicable) shall immediately resign, and the Purchaser shall immediately cause the Purchaser Director or Purchaser Board Observer (as applicable) to resign, from the Board (or as a non-voting observer, as applicable) effective immediately, and the Purchaser shall be entitled to designate a new Purchaser Director or Purchaser Board Observer (as applicable), subject to the terms of this Section 5.09.

(f)            The Purchaser Director shall be entitled to attend all regular and special meetings of the Board and all regular and special meetings of the committees of the Board (for the avoidance of doubt, in the case of the Purchaser Director’s attendance at meetings of the committees of the Board, in the capacity as an observer and not as a member of such committee); provided that the Purchaser Director shall not be entitled to attend any meeting of a committee of the Board whose sole mandate is to consider any contract or transaction between the Company and its Subsidiaries, on the one hand, and the Purchaser or any of its Affiliates, on the other hand. The Company shall notify the Purchaser Director, as applicable, of all such regular and special meetings. The Company shall provide the Purchaser Director, as applicable, with copies of all notices, minutes, consents and other materials provided to other members of the Board or members of the applicable committee, as applicable, concurrently as such materials are provided to such other members. The Purchaser Board Observer and Purchaser Director shall be subject to the confidentiality and information use restrictions applicable to non-executive members of the Board; provided, however, to the extent permitted by applicable Law, the Company agrees and acknowledges that the Purchaser Board Observer and Purchaser Director may share confidential, non-public information about the Company and its Subsidiaries with the Purchaser and its Affiliates, which information shall be deemed to be Confidential Information and will be subject to Section 5.04. Neither the Purchaser Director nor the Purchaser Board Observer shall participate in, and each of them shall recuse himself or herself from, and the Purchaser shall cause each of them not to participate in, and to recuse himself or herself from, any Board or committee deliberations and actions relating to the Company’s relationship with the Purchaser or any of its Affiliates, or matters arising under the Investment Documents, the Commercial Agreement or the Transactions.

(g)            The Company shall have the right to withhold any information and to exclude the Purchaser Board Observer from all or any portion of any meeting if access to such information or attendance at such meeting or portion of a meeting could reasonably be expected to (A) adversely affect the attorney-client privilege or work product protection, (B) violate any Law, (C) violate the terms of any confidentiality agreement or other contract with a third party or (D) be unrelated to the Interactive Segment provided, however, that, in the case of clause (A), (B) or (C), the Company shall use reasonable best efforts to provide alternative, redacted or substitute information in a manner that would not result in (x) the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges, (y) the violation of Law or (z) violate the terms of such confidentiality agreement or other contract with a third party, as applicable.

(h)            As a condition to the Purchaser Designee’s (x) election to the Board or nomination for election as a director of the Company or (y) appointment as a non-voting observer, as applicable, in each case pursuant to this Section 5.09, the Purchaser and each Purchaser Designee must provide to the Company:

(i)            all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines;

(ii)            all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, including with respect to any applicable Gaming Law and determining whether the Purchaser Designee is subject to a Disqualification Event;

(iii)            an undertaking in writing by the Purchaser Designee:

a.            to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct, related party transaction policy, securities trading policies, corporate governance guidelines, recusal and conflict of interest policies, and other policies and guidelines of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

b.            at the request of the Board, to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Purchaser or any of its Affiliates, or matters arising under the Investment Documents, the Commercial Agreement or the Transactions.

(i)            Neither any Purchaser Director who is an employee of the Purchaser or any of its Affiliates nor the Purchaser Board Observer shall be entitled to any compensation from the Company for his or her position on the Board (other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors). With respect to any Purchaser Director who is an employee of the Purchaser and the Purchaser Board Observer, the Company shall provide a waiver, if requested by such Purchaser Director or Purchaser Board Observer, of Director Ownership Requirements to the extent that compliance with such requirements would require any out-of-pocket purchases of any Common Stock or other securities of the Company. The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the Company Charter Documents, the PBCL or otherwise. The Company hereby acknowledges that the Purchaser Director may have rights to indemnification and advancement of expenses provided by the Purchaser or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Purchaser Director, (ii) it shall be required to advance the full amount of expenses incurred by the Purchaser Director, as required by Law, the terms of the Company Charter Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Purchaser Director may have against the Director Indemnitors and (iii) to the extent permitted by Law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Director Indemnitors on behalf of the Company with respect to any claim for which the Purchaser Director has sought indemnification from the Company shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Purchaser Director against the Company.

(j)            The Purchaser shall not have the right to transfer or assign to any Person any of the rights contained in this Section 5.09.

Section 5.10      Information Rights. In order to facilitate (i) the Purchaser’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Purchaser and its Affiliates of Common Stock and (ii) the Purchaser’s oversight of its investment in the Company, the Company agrees to provide the Purchaser with the following:

(a)            if the Company ceases to have any securities registered under the Exchange Act, reasonable access, to the extent reasonably requested by the Purchaser, to the books and records of the Company and its Subsidiaries (including, for the avoidance of doubt, tax records, all upon reasonable notice and at such reasonable times during normal business hours; provided that any investigation pursuant to this Section 5.10(a) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries; provided that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate applicable Law, an applicable Judgment or a contract or obligation of confidentiality owing to a third party; provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not violate applicable Law, an applicable Judgment or a contract or obligation of confidentiality owing to a third party, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges or (iii) expose the Company to risk of liability for disclosure of personal information; provided that the parties shall use their commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing; and

(b)            a copy of any information mailed to all of the holders of Common Stock as soon as practicable after such mailing to the extent that Purchaser has not or will not otherwise receive such information, including in its capacity as a holder of shares of Common Stock.

For the avoidance of doubt, any information received pursuant to Section 5.10(a) shall be deemed Confidential Information and subject to Section 5.04.

Section 5.11      Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if there is any event or circumstance that may result in the Purchaser, its Affiliates and/or the Purchaser Director being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if the Purchaser Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Purchaser, its Affiliates and the Purchaser Director’s interests (for the Purchaser and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Purchaser, the Purchaser’s Affiliates and/or the Purchaser Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Purchaser or their Affiliates will serve on the Board (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Purchaser notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer preapprove any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Purchaser, its Affiliates and the Purchaser Director (for the Purchaser and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.12      Anti-Takeover Provisions. Neither the Company nor any of its Subsidiaries shall take any action that would cause this Agreement or any of the other Investment Documents, or any of the transactions contemplated hereby or thereby, to be subject to any requirements imposed by any Anti-Takeover Provision, and shall take all steps reasonably necessary within its control to exempt (or ensure the continued exemption of) the Investment Documents and such transactions from any applicable Anti-Takeover Provisions, as now or hereafter in effect.

Section 5.13      No Adverse Action. Without the prior consent of the Purchaser, neither the Company nor the Board shall take any action to cause the amendment of any Company Charter Document or other comparable charter or organizational documents of the Company or its Subsidiaries such that the Purchaser’s rights under this Agreement would not be given effect.

Section 5.14      Tax Matters.

(a)            The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the exercise thereof) or the Common Stock issued upon any exercise of any Warrant, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant (or upon the exercise thereof) or the Common Stock issued upon any exercise of any Warrant, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant (or any Warrant Shares otherwise issuable upon the exercise of such Warrant or any amount otherwise payable in respect of a Warrant Share received upon the exercise of such Warrant) or Warrant Shares or any other amounts otherwise payable by the Company to the relevant holder or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts. If the Company determines that any amounts should be deducted, withheld, offset or reimbursed under this Section 5.14(a), the Company shall use reasonable best efforts to (x) give prior written notice of such determination to the Purchaser at least five (5) days prior to making any such deduction, withholding, offset or reimbursement and (y) cooperate with the Purchaser and the relevant holder to reduce or eliminate such deduction, withholding, offset or reimbursement.

(b)            Prior to the date of any payment, distribution or deemed distribution with respect to the Warrants (or upon the exercise thereof) or the Common Stock issued upon any exercise of any Warrant, the Purchaser shall have delivered to the Company or its paying agent a duly executed, valid (as of the time of the applicable payment, distribution, deemed distribution or exercise), accurate and properly completed IRS Form W-9, certifying that such Person is a U.S. Person.

(c)            The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, in the case of the exercise of a Warrant, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Warrant Shares to a beneficial owner other than the beneficial owner of the Warrant immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

(d)            The Company and the Purchaser agree to treat (i) the Warrants as being issued in connection with the performance of services within the meaning of Section 83 of the Code and (ii) the Warrants as not having a “readily ascertainable” fair market value, as defined in U.S. Treasury Regulations Section 1.83-7(b), at the time of grant and as nonqualified stock options governed by U.S. Treasury Regulations Section 1.83-7(a). Neither the Company nor the Purchaser shall take any position for tax purposes that is inconsistent with this Section 5.14(d), unless required by a determination within the meaning of Section 1313(a) of the Code.

Section 5.15      Offers and Sales by the Purchaser. Except as expressly contemplated under the Registration Rights Agreement, the Purchaser shall not take any action or omit to take any action in connection with the offering for sale and/or sale by the Purchaser or any of its Affiliates of Warrants or any Warrant Shares if such action or omission would result in a requirement under the Securities Act to register the offer and/or sale of shares of Warrants or Warrant Shares by the Company.

ARTICLE VI

Miscellaneous

Section 6.01      Survival.  All covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.  The parties hereto, intending to modify any applicable statute of limitations, acknowledge and agree that the representations and warranties contained in this Agreement shall terminate upon, and shall not survive, the Initial Closing, other than the representations and warranties set forth in Section 3.02 (Absence of Certain Changes), Section 3.03(a) (Organization; Standing), Section 3.04(a) (Authority; Noncontravention), Section 3.08 (Listing and Maintenance Requirements), Section 3.09 (Status of Securities), Section 3.10(a) (Capitalization), Section 3.13 (Anti-Takeover Provisions and No Rights Plan), Section 4.01 (Organization; Standing) and Section 4.02 (Authority; Noncontravention) which shall survive shall survive for twelve (12) months following the Initial Closing; provided that nothing herein shall relieve any party of liability for (x) any inaccuracy or breach of any representation or warranty to the extent that any claim with respect to of such inaccuracy or breach is made in writing in good faith prior to the end of the applicable survival period by the Purchaser or the Company, as applicable, and any Action with respect thereto is commenced within three (3) months of the notice of such claim (in which case the applicable representation(s) and warranty(ies) shall survive for the duration of such Action) or (y) Fraud in connection with the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV.

Section 6.02      Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 6.03      Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.04      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) without the prior written consent of the Company, the Purchaser may assign its rights, interests and obligations hereunder, in whole or in part, to any successor entity of the Purchaser or to one or more Affiliates of the Purchaser and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary herein, no assignment of this Agreement or any rights, interests or obligations hereunder will relieve the Purchaser or the Company their respective obligations set forth herein. For the avoidance of doubt, no Transfer by Purchaser of any Warrant or Warrant Share shall result in the transfer or assignment of any of the Purchaser’s rights hereunder, including Section 5.09.

Section 6.05      Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature were the original thereof.

Section 6.06      Entire Agreement; No Third-Party Beneficiaries; No Recourse.

(a)            This Agreement, including the Company Disclosure Letter, together with other Investment Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)            Except as expressly provided for in Section 5.09(i), no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 6.07      Governing Law; Jurisdiction. This Agreement, and all Actions that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated hereby or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws of the State of New York, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto irrevocably and unconditionally, with respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) agrees to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, and appellate courts thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (c) waives any objection to the laying of venue in such court, (d) waives and agrees not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum and (e) agrees that it will not bring any such Action in any court other than the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in New York, and appellate courts thereof, or, if (and only if) each such court for the State of New York and such federal court finds it lacks subject matter jurisdiction, any state court within the State of New York. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 6.10 shall be effective service of process for any such Action.

Section 6.08      Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with the specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.07 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties hereto would not have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 6.09      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER INVESTMENT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.09.

Section 6.10      Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (except in the event of any “bounceback” or similar non-transmittal message) or sent by overnight courier to the parties at the following addresses:

(a)            If to the Company, to it at:

PENN Entertainment, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
Attn: Chief Strategy Officer
Email: chris.rogers@pennentertainment.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn:      Zachary S. Podolsky
Email:      ZSPodolsky@wlrk.com

(b)           If to the Purchaser at:

ESPN, Inc.

ESPN Plaza

935 Middle Street

Bristol, CT 06010

Attn: Bryan Castellani; Eleanor S. DeVane

Email: Bryan.Castellani@espn.com; Eleanor.S.DeVane@espn.com

with a copy (which shall not constitute notice) to:

The Walt Disney Company

500 South Buena Vista Street
Burbank, California 91521-1245
Attn: James Kapenstein
Email:      James.Kapenstein@disney.com

and a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn:       Daniel Cerqueira
                George Schoen
Email:      DCerqueira@cravath.com
                GSchoen@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of delivery.

Section 6.11      Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 6.12      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 6.13      Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (i) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (ii) delivered in Person or electronically to the Purchaser or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PENN ENTERTAINMENT, INC.

By:	/s/ Christopher Rogers
Name:	Christopher Rogers
Title:	Executive Vice President, Chief Strategy Officer

[Signature Page to Investment Agreement]

ESPN, INC.

By:	/s/ Michael T. Morrison
Name:	Michael T. Morrison
Title:	Vice President, Sports Betting & Fantasy

[Signature Page to Investment Agreement]

Annex I

Form of Warrant

[See attached]

Annex II

Registration Rights Agreement

[See attached]